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                                                                  Exhibit 99.1

                          COMMUNITY DISTRIBUTORS, INC.
                  SUMMARY OF VALUATION AND QUALIFYING ACCOUNTS
                                  (in dollars)


   INVENTORY          BEGINNING                                     END OF
   RESERVES            OF YEAR       ADDITIONS      REDUCTIONS       YEAR

Fiscal 2001             $61,420        $20,469              $0       $81,889
Fiscal 2000            $154,838             $0       $(93,418)       $61,420
Fiscal 1999             $50,882       $103,956              $0      $154,838


Note The Company has demonstrated ability, based upon its contractual and other relationships with its vendors, to recover virtually all of the cost of excess, obsolete and damaged inventory upon return of such inventory to its vendors.